As filed with the Securities and Exchange Commission on April 10,
1996

                                Registration Statement No. 333-
307

               SECURITIES AND EXCHANGE COMMISSION

                         Amendment No. 1
                               To

                            FORM S-3
                    REGISTRATION STATEMENT
                             Under
                  THE SECURITIES ACT OF 1933

             NATIONAL PATENT DEVELOPMENT CORPORATION
    (Exact name of registrant as specified in its charter)

       Delaware                               13-1926739
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)          Identification Number)

                       9 West 57th Street
                          Suite 4170
                   New York, New York  10019
                         (212) 826-8500
      (Address, including zip code, and telephone number,
         including area code, of registrant's principal
                       executive offices)

                       Lawrence M. Gordon
                Vice President, General Counsel
                      9 West 57th Street
                          Suite 4170
                   New York, New York 10019
                         (212) 230-9513
               (Name, address, including zip code, and
               telephone number, including area code,
                        of agent for service)

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this Form
are being offered pursuant to dividend or interest reinvestment
plans, please check the following box.    / /

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans,
check the following box.    /X/

          If this Form is filed to register additional securities
for an offering pursuant to Rule 462 (b) under the Securities
Act, please check the following box and list the Securities Act registration number of the earlier effective registration
statement for the same offering.    / /

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the
same offering.    / /

          If delivery of the prospectus is expected to be made
pursuant to Rule 434, please check the following box.    / /

                CALCULATION OF REGISTRATION FEE


Title of                         Proposed         Proposed
each class                       maximum          maximum
of securities       Amount       offering         aggregate      Amount of
to be               to be        price per        offering       Registration
registered          registered   share            price          fee


Common Stock,
par value $.01
per share           37,855       $8 3/4(1)        $331,231.25(1)   $114.22(2)

Common Stock,
par value $.01
per share           55,000       $8 11/16(3)      $477,812.50(3)    $164.76(3)

        (1) Estimated solely for the purpose of calculating the registration fee based on the last sale price of the Common Stock on January 17, 1996 as reported by AMEX, pursuant to Rule 457(c).

        (2) Previously paid.

        (3) Estimated solely for the purpose of calculating the registration fee.


          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated April 10, 1996

                           PROSPECTUS

             NATIONAL PATENT DEVELOPMENT CORPORATION

                  92,855 SHARES OF COMMON STOCK

                   PAR VALUE $.01 PER SHARE

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH
DEGREE OF RISK.  SEE "RISK FACTORS" ON PAGES 5-6 OF THIS
PROSPECTUS.

          The shares of Common Stock par value $.01 per share (the "Common Stock") of National Patent Development Corporation, a Delaware corporation (the "Company"), being offered hereby are being sold by stockholders of the Company (the "Selling Stockholders.") The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders."

          The Common Stock is quoted on the American Stock
Exchange ("AMEX") under the symbol "NPD." On April 8, 1996 the closing price of the Common Stock on AMEX was $8 11/16.


          It is presently anticipated that all of the above referred to shares of Common Stock will be offered from time to time by the Selling Stockholders in one or more transactions on AMEX or the Pacific Stock Exchange, Inc., in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, or at negotiated prices. It is anticipated that broker-dealers participating in sales of the Common Stock will receive ordinary and customary brokerage commissions.



The date of this Prospectus is April xx, 1996

                     AVAILABLE INFORMATION

          This Prospectus omits certain of the information contained in the Registration Statement relating to the securities offered hereby which is on file with the Securities and Exchange Commission (the "Commission"). The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements, and other information with the Commission. Such Registration Statement, reports, proxy statements, and other information can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, and at its regional offices located at 75 Park Place, New York, NY; and 5757 Wilshire Boulevard, Los Angeles, California. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. Such material can also be inspected at the American Stock Exchange, Inc., 86 Trinity Place, New York, New York, and at the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California, on which Exchanges the Company's Common Stock is listed.

              DOCUMENTS INCORPORATED BY REFERENCE

          The Company's Annual Report on Form 10-K for the year ended December 31, 1995 filed by the Company with the Commission on April 1, 1995 (File No. 1-7234), is incorporated in this
Prospectus by reference.


          All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents.

          Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents which this Prospectus incorporates). Requests should be directed to:
Corporate Secretary, National Patent Development Corporation, 9 West 57th Street, New York, New York 10019, (212) 826-8500.

                          RISK FACTORS


             Investors should consider, among other items, the following factors in connection with a decision to purchase the Common Stock offered hereby.


             (a) Liquidity; Financial Condition. At December 31, 1995, the Company had cash and cash equivalents totaling $8,094,000, of which the Company"s publicly held subsidiaries, General Physics Corporation ("GP"), SGLG, Inc. ("SGLG") and American Drug Company ("ADC") had cash and cash equivalents of $186,000. The minority interests of these companies are owned by the general public, and therefore, the assets of these subsidiaries have been dedicated to the operations of these companies and may not be readily available for the general corporate purposes of the Company.

             The Company has sufficient cash and cash equivalents and borrowing availability under existing and potential lines of credit to satisfy its cash requirements for its Swiss Franc denominated indebtedness due in 1996, which totaled approximately $1,998,000 at December 31, 1995, and was fully repaid or redeemed during the first quarter of 1996. At December 31, 1995, approximately $4,000,000 was available to the Company under MXL Industries, Inc. ("MXL") and GP credit agreements. In order for the Company to meet its long-term cash needs, which include the repayment of approximately $6,749,000 of 12% Subordinated Debentures scheduled to mature in July 1997, (the "12% Subordinated Debentures"), the Company must obtain additional funds from various sources. The Company has historically reduced its long-term debt through the issuance of equity securities in exchange for long-term debt.

             In addition to its ability to issue equity securities, the Company believes that it has sufficient marketable long-term investments, as well as the ability to obtain additional funds from its operating subsidiaries and the potential to enter into new credit arrangements. At December 31, 1995, the Company had classified 250,000 shares of common stock of GTS Duratek, Inc. ("Duratek") valued at $3,563,000, as marketable securities, as a result of the transfer of such Duratek shares from long-term investments to trading securities. On March 20, 1996, Duratek filed a registration statement with the Securities and Exchange Commission relating to a proposed offering of 3,600,000 shares of common stock, of which 2,500,000 shares (3,040,000 shares if the underwriters" over-allotment option is exercised) will be sold by Duratek and 1,000,000 shares of Duratek common stock will be sold by the Company (the "Duratek Public Offering"). After the sale of the 1,000,000 shares of Duratek common stock, the Company will own 1,948,000 shares of Duratek common stock. The Company reasonably believes that it will be able to accomplish some or all of the transactions described above in order to fund the scheduled repayment of its 12% Subordinated Debentures.

             (b) Historical Losses. In 1995, income before income taxes, discontinued operation and extraordinary item was $5,819,000 as compared to a loss of $10,648,000 in 1994. The improvement in operations is due to several factors. In the first and fourth quarters of 1995, the Company sold 1,667,000 and 500,000 shares, respectively of Duratek common stock, resulting in the recognition of a $3,768,000 gain. As a result of the sale of the Duratek common stock in the first quarter of 1995, the Company's ownership in Duratek fell below 50%, and commencing in January 1995, the Company accounted for its investment in Duratek, which totaled $4,121,000 at December 31, 1995, on the equity basis. In addition, the Company recorded an unrealized gain totaling $3,183,000 on the transfer of 250,000 shares of Duratek common stock from long-term investments to trading securities. During the third quarter of 1995, the Company realized a $5,912,000 gain as a result of the issuance of common stock by Interferon Sciences, Inc. ("ISI"), a 22% owned affiliate, and the initial public offering by GSE Systems, Inc. ("GSES"), a 26% controlled affiliate.


             (c) Holding Company; Dependence on Subsidiaries. As a holding company, the Company is dependent upon management fees, dividends, payments or advances from operating subsidiaries and its ability to divest itself of certain of its marketable investments as its primary source of cash to service outstanding debt and to fund its operations. The ability of the Company to obtain cash from an operating subsidiary depends upon, among other factors, the operating results of the subsidiary, restrictions on payments to the Company imposed by other agreements governing the subsidiary and the degree of dilution of dividend payments resulting from public ownership of equity securities of the subsidiary. In addition, the ability of the Company to divest itself of its marketable long-term investments is subject to prevailing market conditions, and the forced sale of a significant number of shares of common stock of any such marketable investment may adversely affect the total proceeds received by the Company from any such sale.

                           THE COMPANY

             The Company is primarily a holding company, which is a legal entity separate and distinct from its various operating subsidiaries. The Company's operations consist of three operating business segments: Physical Science, Distribution and Optical Plastics. The Company also has an investment in one company in the health care industry and an investment in one company in the waste treatment solution area. In addition, the Company owns approximately 54% of the outstanding shares of common stock in a company that distributes generic pharmaceutical products in Russia.

             The Company's Physical Science Group consists of (i)
SGLG, Inc. ("SGLG"), an approximately 92% owned subsidiary, and
(ii) General Physics Corporation ("GP"), an approximately 51% owned subsidiary.


             GP provides a wide range of engineering, environmental training and technical support services to commercial nuclear and fossil power utilities, the United States Departments of Defense and Energy, Fortune 500 companies and other commercial and governmental customers. In addition, GP has an approximately 7% interest in GSE Systems, Inc. ("GSES"), a software simulator company. SGLG is a holding company that has a 19% interest in GSES.

             The Company"s Distribution Group, incorporated under the name Five Star Group, Inc. ("Five Star"), is engaged in the wholesale distribution of home decorating, hardware and finishing products.

             The Company's Optical Plastics Group, through its wholly-owned subsidiary MXL Industries, Inc. ("MXL"), manufactures molded and coated optical products, such as shields and face masks and non-optical plastic products.

             In addition, the Company has a division, Hydro Med
Sciences ("HMS"), involved in the manufacture of medical devices, drugs and cosmetic polymer products.

             The Company's investment in the health care industry consists of an approximately 22% investment in Interferon Sciences, Inc. ("ISI"). ISI is a biopharmaceutical company currently engaged in the manufacture and sale of ALFERON N Injection, the only product approved by the United States Food and Drug Administration (the "FDA") that is based upon the natural source, multi-species alpha interferon ("Natural Alpha Interferon"). ALFERON N Injection is approved for the treatment of certain types of genital warts and is also being developed by ISI for the potential treatment of hepatitis C, hepatitis B, HIV, multiple sclerosis, cancers and other indications.


             As of February 22, 1996, the Company owns approximately 31% of the outstanding shares of common stock of Duratek. Duratek provides waste treatment solutions for radioactive, hazardous, mixed and other wastes. After completion of the Duratek Public Offering, the Company would own approximately 15.3% of the then outstanding shares of common stock of Duratek. Duratek will receive none of the proceeds from the sale of Duratek common stock by the Company.

             The Company owns approximately 54% of the outstanding common stock of American Drug Company ("ADC"). ADC's wholly-owned subsidiary, NPD Trading (USA) Inc. provides services to Western businesses in Russia and Eastern Europe. In 1993, ADC initiated activities to make sales of American-made generic pharmaceutical and health care products for sale in Russia and the CIS. Among the products currently being sold by ADC are toothpaste, sanitary napkins, antibiotic ointments and bandages.


                        USE OF PROCEEDS

             The Company will receive none of the proceeds from the sale of the Common Stock offered by the Selling Stockholders and will pay all of the expenses of this offering.

                      SELLING STOCKHOLDERS

          The following table sets forth certain information as of the date of this Prospectus with respect to the Selling Stockholders. The shares to be sold by the Selling Stockholders represent shares of Common Stock currently owned by the Selling Stockholders. Beneficial ownership after this offering will depend on the number of shares sold by the Selling Stockholders.

                       Number of Shares
                       Beneficially Owned    Percentage of     Number of
Name and Address       Prior to This         Class Prior to    Shares
of Beneficial Owner    Offering              This Offering     Offered

Ryder, Inc.            37,855(1)             (2)               37,855(1)

Banque Scandinave
     en Suisse         55,000                (3)               55,000(3)


1) Consists of shares issuable pursuant to a court imposed settlement agreement between the Company and Ryder, Inc. whereby the Company is required to pay Ryder, Inc. $300,000 per year over a ten year period which commenced on January 15, 1988.

2)   Less than 1%.


3) Pursuant to the terms of the Company"s 5% US Dollar Denominated Convertible Bonds due August 31, 1999 and the 8% Swiss Bonds due 2000, interest is payable, at the sole discretion of the Company, either in cash or in shares of common stock of the Company. Banque Scandinave en Suisse is Paying Agent for the Bonds.


                      PLAN OF DISTRIBUTION

          The sale of shares of Common Stock by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) in the over-the-counter market or in negotiated transactions, through the writing of options on such shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

          Selling Stockholders may effect such transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

          The Selling Stockholders and broker-dealers, if any, acting in connection with such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any such commission received by them and profit on the resale of such shares might be deemed to be underwriting discounts and commissions under the Securities Act.


                 DESCRIPTION OF CAPITAL STOCK



          As of March 1, 1996, the Company had outstanding two classes of common stock: 6,959,554 shares of Common Stock, par value $.01 per share, entitled to one vote per share on all matters, and 62,500 shares of Class B Capital Stock, par value $.01 per share ("Class B Stock"), entitled to ten votes per share on all matters, without distinction between classes except when approval of a majority of each class is required by statute. The Class B Stock is convertible at any time into shares of Common Stock on a share for share basis.



          Since the Common Stock and Class B Stock do not have cumulative voting rights, the holders of shares having more than 50% of the voting power, if they choose to do so, may elect all the directors of the Company and the holders of the remaining shares would not be able to elect any directors.

          The holders of Common Stock and Class B Stock are entitled to share equally in any dividends (other than stock dividends) that may be declared, and if any stock dividends are declared, they are to be declared and paid at the same rate on each class of stock in the shares of such class. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock and the Class B Stock are entitled to share equally in the corporate assets available for distribution to stockholders. None of the shares of either class has any preemptive or redemption rights or sinking fund provisions applicable to it, and all the presently outstanding shares are fully paid and non-assessable.

          Certain of the Company's borrowing agreements and indentures contain restrictions on dividends and on the repurchase by the Company of its Common Stock or Class B Stock.
On March 22, 1989 the Board of Directors of the Company determined that the Company would omit its regular dividend commencing with the first quarter ended March 31, 1989.

          The Company is currently authorized to issue l0,000,000 shares, par value $.0l per share, of preferred stock. There are presently no shares of Preferred Stock issued. To the extent that any shares of Preferred Stock may be issued, such Preferred Stock may (i) have priority over Common Stock with respect to dividends and the assets of the Company upon liquidation; (ii) have significant voting power; (iii) provide for representation of the holders of the Preferred Stock on the Company's Board of Directors upon the occurrence of certain events; and (iv) require the approval of the holders of the Preferred Stock for the taking of certain corporate actions, such as mergers.

          On April 3, 1996, the Company filed a preliminary proxy statement with the Commission for a proposal to amend its Restated Certificate of Incorporation to decrease the total number of authorized shares of Common Stock, Class B Stock and Preferred Stock which the Company shall have authority to issue from (1) 40,000,000 shares of Common Stock to 15,000,000 shares of Common Stock (2) 2,800,000 shares of Class B Stock to 1,000,000 shares of Class B Stock and (3) 10,000,000 shares of Preferred Stock to 1,000,000 shares of Preferred Stock.



Transfer Agent and Registrar

          Harris Trust Company of New York is the transfer agent and registrar for the Common Stock.


                         LEGAL OPINION

          Andrea D. Kantor, Esq., Associate General Counsel of the Company, has passed upon the legality of the Common Stock of the Company being offered hereby. Ms. Kantor owns 625 shares of Common Stock and has options to purchase 4,375 shares of Common Stock under the Company's Non-Qualified Stock Option Plan, all of which are currently exercisable.

                            EXPERTS

          The audited consolidated financial statements of the Company at December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. The audited financial statements of GSE Systems, Inc. and predecessor companies contained in Item 8 of the Annual Report on Form 10-K of GSE Systems, Inc. for the year ended December 31, 1995, incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of Coopers & Lybrand L.L.P., independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.


                         MISCELLANEOUS

          No person has been authorized to give any information or to make any representations, other than as set forth in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.

          Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of these securities to any person in any jurisdiction in which such offer or solicitation may not lawfully be made and does not constitute an offer of any securities other than those to which it relates.

                     ADDITIONAL INFORMATION

          The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and the offering, reference is made to the Registration Statement, including exhibits incorporated therein by reference or filed as part thereof, copies of which may be obtained from the Commission's principal office in Washington, D.C. at prescribed rates, or, under certain circumstances, from the Company.

                            PART II

          INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, of which there are none) are as follows:

SEC Registration Fee             $   278.98
Accounting Fees and Expenses       2,500.00
Miscellaneous Expenses             1,221.02
TOTAL:                           $ 4,000.00



Item 15.  Indemnification of Directors and Officers.

        Section l45 of the Delaware General Corporation Law, as amended, grants each corporation organized thereunder certain powers to indemnify its officers and directors against liability for certain of their acts. Article ELEVEN of the Company's Restated Certificate of Incorporation and Article III, Section l5 of the by-laws of the Company, provide that the Company shall, to the full extent permitted by law or to the extent that a court of competent jurisdiction shall deem proper or permissible under the circumstances, whichever is greater, indemnify all directors, officers, incorporators, employees, or agents of the Company.

        In addition, Section l02 of the Delaware General Corporation Law permits corporations, through provisions in their certificates of incorporation, to limit the monetary liability of directors. Article TWELVE of the Company's Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section l74 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper benefit.

        The Company has purchased Director's and Officers'
Liability Insurance, including a Company Reimbursement Policy.
Subject to the policy conditions, the insurance provides coverage for amounts payable by the Company to its directors and officers pursuant to the Company's by-laws.

Item l6.  Exhibits

5.1 Opinion of Andrea D. Kantor, Esq., Associate General Counsel, Registrant, as to the legality of the securities being registered*

23      Consent of KPMG Peat Marwick LLP, Independent Certified Public
        Accountants**

23.1    Consent of Coopers & Lybrand L.L.P., Independent Accountants**

23.2    Consent of Andrea D. Kantor (included in Exhibit 5.1)*

* Previously filed

**Filed herewith.

Item 17.     Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                            -12-

        A. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        B. The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

        Provided, however, that paragraphs B(1)(i) and (B)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                          SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and the State of New York, on this 10th day of April 1996.


                                   NATIONAL PATENT DEVELOPMENT
                                   CORPORATION
                                   (Registrant)

                                 BY:  Jerome I. Feldman
                                 President and
                                 Chief Executive Officer

   Pursuant to the requirements of the Securities Act of l933, the Registration Statement has been signed by the following persons in their capacities on April 10, 1996.


SIGNATURES                       TITLE



Jerome I. Feldman                    President and Chief
                                     Executive Officer and Director
                                     (Principal Executive Officer)



Scott N. Greenberg                   Vice President, Chief
                                     Financial Officer and Director
                                     (Principal Financial and
                                     Accounting Officer)



Martin M. Pollak                     Executive Vice President and
                                     Treasurer and Director


Ogden R. Reid                        Director

                              -14-

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